As filed with the Securities and Exchange Commission on June 22, 2011.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
____________

AURICO GOLD INC.
(Exact name of registrant as specified in its charter)

Quebec, Canada	N/A
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

____________

Suite 1520
320 Bay Street
Toronto, Ontario
M5H 4A6
(Address of Principal Executive Offices)
___________

Stock Option Plan as Amended and Restated on December 10,
2010 Employee Share Purchase Plan
(Full title of the plan)
____________

DL Services, Inc.
Columbia Center
701 5th Avenue, Suite 6100
Seattle, Washington 98104
(206) 903-8800
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Daniel M. Miller
Dorsey & Whitney LLP
Suite 1605, 777 Dunsmuir Street
Vancouver, B.C. V7Y 1K4
Canada
Telephone: (604) 630-5199

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [X]	Accelerated filer [_]
Non-accelerated filer [_] (Do not check if a smaller reporting company)	Smaller reporting company [_]

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of securities	Amount to be	maximum Offering	Maximum	Amount of
to be registered	Registered(1)	Price per Share	Aggregate Offering	Registration Fee
			Price
Common Shares, no par value	1,126,725 shares	$9.42(2)	$10,613,749.50(2)	$1,232.28
Common Shares, no par value	3,149,500 shares	$8.65(3)	$27,243,175(3)	$3,163.72
Common Shares, no par value	7,209,245 shares	$9.42(4)	$67,911,087.90(4)	$7,884.58
Total:				$12,280.58

(1)

Plus such indeterminate number of common shares of the registrant as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, based upon 1,126,725 common shares reserved for issuance under the Employee Share Purchase Plan and the average (being $9.42) of the reported high and low sales price of the common shares of AuRico Gold Inc. on June 16, 2011 on the New York Stock Exchange (a date within five business days of the filing of this Registration Statement).

(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, based upon 3,149,500 common shares issuable upon exercise of 3,149,500 options previously granted under the Stock Option Plan with an average exercise price of $9.42 per common share.

(4)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, based upon 7,209,245 common shares issuable pursuant to options remaining to be granted under the Stock Option Plan and the average of the reported high and low sales price of the common shares of AuRico Gold Inc. on June 16, 2011 on the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 are not required to be filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to the Note to Part I of Form S-8 and Rule 424 under the Securities Act of 1933. The information required in the Section 10(a) prospectus is included in documents being maintained and delivered by AuRico Gold Inc. as required by Part I of Form S-8 and by Rule 428 under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation Of Documents By Reference.

The following documents which have been and will in the future be filed by us with the SEC are incorporated in this registration statement by reference:

(a)	Our Annual Report on Form 40-F for the year ended December 31, 2010, filed with the Commission on March 23, 2011;

(b)	Our Reports on Form 6-K furnished on January 21, 2011 and May 11, 2011 (as amended on May 26, 2011);

(c)

Exhibit 99.2 to each of our Reports on Form 6-K furnished on January 10, 2011, February 23, 2011, February 23, 2011, February 24, 2011, March 1, 2011, March 8, 2011, March 16, 2011, March 23, 2011, April 6, 2011, April 11, 2011; April 12, 2011, May 6, 2011; May 17, 2011 and June 13, 2011;

(d)	Exhibits 99.1, 99.2 and 99.6 to our Report on Form 6-K furnished on May 12, 2011;

(e)	All other reports filed by our company under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2010.

(f)

The description of our common shares contained in our Registration Statement on Form 8-A, as filed with the SEC on October 9, 2008, including any amendment or report filed for the purpose of amending such description.

In addition, all reports and documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, and any Form 6-K furnished by us during such period or portions thereof that are identified in such Form 6-K as being incorporated by reference into this registration statement, shall be deemed to be incorporated by reference in and to be part of this registration statement from the date of filing of each such document.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The laws of Quebec and our Articles permit indemnification of our directors and officers against certain liabilities, which would include liabilities arising under the Securities Act of 1933.

Sections 159, 160, 161 and 162 of the Business Corporations Act (Quebec) (the “QBCA”) provide as follows:

159. Subject to Section 160, a corporation must indemnify a director or officer of the corporation, a former director or officer of the corporation, a mandatary, or any other person who acts or acted at the corporation’s request as a director or officer of another group against all costs, charges and expenses reasonably incurred in the exercise of their functions, including an amount paid to settle an action or satisfy a judgment, or arising from any investigative or other proceeding in which the person is involved if:

(1) the person acted with honesty and loyalty in the interest of the corporation or, as the case may be, in the interest of the other group for which the person acted as director or officer or in a similar capacity at the corporation’s request; and

(2) in the case of a proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that his or her conduct was lawful.

The corporation must also advance moneys to such a person for the costs, charges and expenses of a proceeding referred to in the first paragraph.

160. In the event that a court or any other competent authority judges that the conditions set out in subparagraphs (1) and (2) of the first paragraph of Section 159 are not fulfilled, the corporation may not indemnify the person and the person must repay to the corporation any monies advanced under that section.

Furthermore, the corporation may not indemnify a person referred to in Section 159 if the court determines that the person has committed an intentional or gross fault. In such a case, the person must repay to the corporation any moneys advanced.

161. A corporation may, with the approval of the court, in respect of an action by or on behalf of the corporation or other group referred to in section 159, against a person referred to in that section, advance the necessary monies to the person or indemnify the person against all costs, charges and expenses reasonably incurred by the person in connection with the action, if the person fulfills the conditions set out in that section.

162. A corporation may purchase and maintain insurance for the benefit of its directors, officers and other mandataries against any liability they may incur as such or in their capacity as directors, officers or mandataries of another group, if they act or acted in that capacity at the corporation’s request.

Our Bylaws provide that, subject to the limitations contained in the QCA, we shall indemnify a director or officer, a former director or officer, or a person who acts or acted at our request as a director or officer of a body corporate of which we are or were a shareholder or creditor or a person who undertakes or has undertaken any liability on our behalf or any such body corporate and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Registrant or such body corporate, if:

(a) he acted honestly and in good faith with a view to the best interests of our company; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index to this registration statement.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to this registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Toronto, Province of Ontario, on this 22nd day of June, 2011.

AURICO GOLD INC.

By: /s/ Scott Perry
       Scott Perry
       Chief Financial Officer

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints René Marion and Scott Perry and each of them, his true and lawful attorneys-in-fact and agents, each acting alone, with the powers of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8, and any and all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

President and Chief Executive
/s/ René Marion	Officer, Director	June 22, 2011
René Marion	(principal executive officer)

/s/ Scott Perry	Chief Financial Officer	June 22, 2011
Scott Perry	(principal financial and accounting officer)

Corporate Director of Mexican Operations,
/s/ Luis Chavez	Director	June 22, 2011
Luis Chavez

/s/ Colin K. Benner	Chairman of the Board of Directors	June 22, 2011
Colin K. Benner

/s/ Richard Colterjohn	Director	June 22, 2011
Richard Colterjohn

/s/ Terrence Cooper	Director	June 22, 2011
Terrence Cooper

/s/ Alan Edwards	Director	June 22, 2011
Alan R. Edwards

/s/ George Elliott	Director	June 22, 2011
George Elliot

/s/ Joseph Spiteri	Director	June 22, 2011
Joseph Spiteri
June 22, 2011
/s/ Ronald Smith	Director
Ronald Smith

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of AuRico Gold Inc. in the United States, in Denver, Colorado, on June 22, 2011.

/s/ Peter Drobeck
Peter Drobeck
Senior Vice President of Exploration and
Business Development

EXHIBIT LIST

Exhibit	Description of Exhibit
4.1	AuRico Gold Inc. Stock Option Plan as Amended and Restated on December 10, 2010
4.2	AuRico Gold Inc. Employee Share Purchase Plan
5.1	Opinion of Fasken Martineau DuMoulin LLP.
23.1	Consent of KPMG LLP.
23.2	Consent of Fasken Martineau DuMoulin LLP (contained in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page hereof).